DELPHAX TECHNOLOGIES INC. REPORTS RESULTS FOR SECOND QUARTER

Maintenance, Spares and Supplies Revenues Lead Sales Growth

MINNEAPOLIS, May 7, 2003 — Delphax Technologies Inc. (Nasdaq: DLPX) today reported sales of $14.2 million for its second fiscal quarter ended March 31, 2003, a 9 percent increase from $13.1 million for the same period a year ago. Revenues from maintenance, spares and supplies increased 24 percent over the year-earlier period, more than offsetting the 35 percent decline in equipment sales. The company reported second quarter operating income of $360,000 in contrast to an operating loss of $709,000 in the second quarter of last year, an improvement reflecting a combination of revenue growth and higher gross margin. The gross margin improvement was primarily due to the sale of parts at an amount in excess of the value assigned under the purchase accounting used in the company’s December 2001 acquisition.

A net foreign exchange loss of $150,000 contributed to a net loss for the second fiscal quarter of $9,000, or $0.00 per share, compared with a net loss of $579,000 or $0.09 per share last year.

“We continued to make encouraging progress in implementing our expanded business model, though we’re disappointed with the absence of any real recovery in the worldwide printing equipment market,” said Jay Herman, chairman and chief executive officer. “As we have stated before, a primary long-term objective of Delphax Technologies is to build a solid, stabilizing base of service-related revenue. We’ve been able to pursue that objective successfully during the prolonged softness in capital spending in our industry. The result of this strategy in the second quarter was a near break-even performance, despite a fall-off in equipment sales and the adverse effect of foreign currency exchange rate changes.”

While overall equipment sales were disappointing, Herman said, there were some bright spots in the second quarter. The company’s second-quarter sales to check-printing customers included one of its flagship Imaggia sheet-fed digital presses and a Foliotronic finishing system. Equipment revenues also included the sale of one of Delphax Technologies’ new high-speed CR1300 digital presses to group Tagg Informatique, a French direct mail printer. As previously announced, Tagg is providing the first major reference site in France for the CR1300, the world’s fastest commercial roll-fed digital press.

“This is the CR Series’ third strong beachhead in European markets, following sales earlier in the fiscal year to printers in Great Britain and Germany,” Herman said. “We established our first U.S. reference site for the CR Series last June with the sale of two presses to LexisNexis Matthew Bender, one of the world’s leading publishers of legal and business information.”

The CR1300 was the centerpiece of a fully automated book publishing system demonstrated at the On Demand 2003 Conference & Exposition in New York shortly after the close of the quarter. Producing sample books at the rate of a 400-page book every 10 seconds, the press produced 6,000 copies of selected classics, which were donated to the New York City Public Schools.

The company also announced that it completed a new three-year maintenance and supply agreement with the John H. Harland Company during the second quarter. Under the agreement, Delphax will continue to provide full maintenance service, spare parts, consumable supplies and other support-related needs for the Imaggia digital presses previously purchased by Harland.

For the six months ended March 31, 2003, sales increased 20 percent to $29.7 million from $24.8 million last year. The company reported a net loss of $1.1 million, or $0.19 per share, for the six months, compared with net income of $60,000, or $0.01 per share, in the first half of fiscal 2002. Results for the first six months of the current fiscal year include a $1.2 million restructuring charge in the first quarter related to the consolidation of the company’s North American manufacturing and engineering operations in Mississauga, Ontario. The restructuring charge reduced earnings by approximately $0.19 per share.

The company said the North American restructuring program is on track and will be completed by the end of calendar 2003. The consolidation is expected to eliminate annual operating expenses of more than $1.6 million, beginning as early as the third fiscal quarter ending June 30, 2003.

Delphax Technologies Inc. will discuss its second quarter results in a conference call for investors and analysts on May 7, 2003, at 10 a.m. central time. To participate in the conference call, please call 1-800-218-4007 shortly before 10 a.m. central time and ask for the DELPHAX conference call. To listen to a taped replay of the conference, call 1-800-405-2236 and enter the pass code 535778#. The replay will be available beginning at noon on May 7, 2003 until noon on May 14, 2003.

About Delphax Technologies Inc.

Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile, providing unparalleled capabilities in handling a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently over 4,000 installations using Delphax EBI technology in more than 60 countries worldwide. Headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France, the company’s common stock is publicly traded on the National Market tier of the Nasdaq Stock Market under the symbol: DLPX. Additional information is available on the company’s website at www.delphax.com.

Statements made in this news release concerning the company’s or management’s expectation about future results or events are “forward-looking statements.” Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company’s current expectations is contained in the company’s periodic filings with the Securities and Exchange Commission.

INVESTOR CONTACTS:
Rob Barniskis	Karen Snedeker or Tom Langenfeld
Chief Financial Officer	BlueFire Partners, Inc.
Delphax Technologies Inc.	(for Delphax Technologies Inc.)
(952) 939-9000	(612) 344-1000
investor@delphax.com	langenfeld@bluefirepartners.com

DELPHAX TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three-Month Period		Six-Month Period
	Ended March 31		Ended March 31
	2003	2002	2003	2002

Sales:
Maintenance, spares and supplies	$12,132,000	$9,814,329	$24,393,324	$15,153,948
Printing equipment	2,098,602	3,252,710	5,312,174	9,690,633

NET SALES	14,230,602	13,067,039	29,705,498	24,844,581
Cost of sales	6,325,001	6,285,659	14,141,085	12,434,920

GROSS MARGIN	7,905,601	6,781,380	15,564,413	12,409,661
Operating expenses:
Selling, general and administrative	6,171,217	5,746,679	12,217,720	9,559,714
Research and development	1,374,048	1,743,896	2,662,135	2,486,315
Restructuring costs	0	0	1,185,000	0

	7,545,265	7,490,575	16,064,855	12,046,029

OPERATING INCOME (LOSS)	360,336	(709,195)	(500,442)	363,632
Net interest expense	219,935	255,433	435,748	292,235
Foreign currency exchange loss (gain)	149,678	(74,970)	210,429	(20,706)

(LOSS) INCOME BEFORE TAXES	(9,277)	(889,658)	(1,146,619)	92,103
Income tax (benefit) expense	0	(310,700)	0	32,300

NET (LOSS) INCOME	$(9,277)	$(578,958)	$(1,146,619)	$59,803

Basic and diluted (loss) earnings per common share	$(0.00)	$(0.09)	$(0.19)	$0.01
Weighted average number of shares outstanding during the period	6,175,898	6,161,841	6,175,898	6,160,718
Weighted average number of shares and equivalents outstanding during the period assuming dilution	6,175,898	6,161,841	6,175,898	6,353,722

DELPHAX TECHNOLOGIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	September 30,
	2003	2002

Cash, cash equivalents and short-term investments	$1,701,048	$1,796,403
Accounts receivable — net	11,272,279	10,712,889
Inventories	18,753,795	20,873,016
Other current assets	1,472,331	1,525,695

Total current assets	33,199,453	34,908,003
Fixed assets — net	4,197,535	4,759,387

Total Assets	$37,396,988	$39,667,390

Accounts payable and accrued expenses	$9,133,238	$8,559,550
Bank note payable	13,400,000	2,300,000

Total current liabilities	22,533,238	10,859,550
Long-term capital lease	8,644	28,217
Long-term debt	0	12,980,000

Total liabilities	22,541,882	23,867,767
Shareholders’ equity	14,855,106	15,799,623

Total Liabilities and Shareholders’ Equity	$37,396,988	$39,667,390

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